SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            COMMISSION FILE NUMBER: 0-19802

                    BUTTREY FOOD AND DRUG STORES COMPANY
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     601 6TH STREET, S.W., GREAT FALLS, MONTANA  59404; (406) 761-3401
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 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                    NONE
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 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                  UNDER SECTION 13(A) OR 15(D) REMAINS)

 PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

           RULE 12G-4(A)(1)(I)    (X)               RULE 12H-3(B)(1)(I)    (X)
           RULE 12G-4(A)(1)(II)   ( )               RULE 12H-3(B)(1)(II)   ( )
           RULE 12G-4(A)(2)(I)    ( )               RULE 12H-3(B)(2)(I)    ( )
           RULE 12G-4(A)(2)(II)   ( )               RULE 12H-3(B)(2)(II)   ( )
                                                    RULE 15D-6             ( )

 APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR
 NOTICE DATE:  ONE
 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, BUTTREY FOOD AND DRUG STORES COMPANY HAS CAUSED THIS CERTIFICATION/NOTICE TO SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                    BUTTREY FOOD AND DRUG STORES COMPANY


 DATE:     OCTOBER 5, 1998          BY: /s/ Thomas R. Saldin
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                                       NAME:  THOMAS R. SALDIN
                                       TITLE: VICE PRESIDENT

 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.